                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Knight-Ridder, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                                                            LOGO
                                 50 West San Fernando Street, San Jose, CA 95113

Dear Shareholders:

     It is my pleasure to invite you to Knight Ridder's Annual Meeting of Shareholders.

     We will hold the meeting on Wednesday, May 12, 1999, at 9:30 a.m. in the Fairmont Hotel, 170 South Market Street, San Jose, California. The Fairmont is immediately adjacent to our new corporate headquarters. In addition to the formal items of business, I will review the major developments of 1998 and answer your questions.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Knight Ridder. This year, we have changed the format of the Proxy Statement to make it easier to read and understand.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so. Also new this year, we are introducing telephone and Internet voting. If you have access to a computer, the latter is an easy way to vote.

     I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/Tony Ridder

                                          Tony Ridder
                                          Chairman of the Board
                                          and Chief Executive Officer
March 29, 1999

                                 KNIGHT RIDDER
                          50 West San Fernando Street
                               San Jose, CA 95113

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, MAY 12, 1999

Dear Shareholders:

     We will hold the 1999 Annual Meeting of Shareholders of Knight-Ridder, Inc. at 9:30 a.m. (Pacific time) at the Fairmont Hotel, 170 South Market Street, San Jose, California, on Wednesday, May 12, 1999. At this meeting, we will ask you to:

     -  Elect three directors;

     - Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 1999;

     - Approve an amendment to the Company's Employee Stock Option Plan to increase the number of shares of common stock for which options may be granted by 7,000,000;

     - Approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of common stock available for purchase by 1,000,000;

        and consider and vote upon:

     - A shareholder proposal recommending that the Company adopt an executive compensation policy that all future stock option grants be performance-based; and

     -  Any other business properly before the meeting.

     The accompanying Proxy Statement contains additional information about the matters to be considered at the Annual Meeting. Also enclosed is our 1998 Annual Report, which includes the Company's financial statements.

     You may vote at the Annual Meeting if you were a Knight Ridder shareholder of record at the close of business on March 17, 1999.

     We hope you will attend the meeting. However, if you cannot, we encourage you to vote the enclosed proxy -- either by mail, or by telephone, or by Internet -- as soon as possible. If later you decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

     Please be assured that all proxies, ballots and votes will be kept confidential except as necessary for the independent inspector of election to tabulate the results.

                                          By Order of the Board of Directors

                                          /s/ Polk Laffoon

                                          Polk Laffoon
                                          Vice President/Corporate Relations
                                          and Secretary
March 29, 1999

KNIGHT RIDDER

50 West San Fernando Street, San Jose, CA 95113

                        PROXY STATEMENT OF KNIGHT RIDDER
                      1999 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

WHY DID YOU SEND ME THIS PROXY STATEMENT?

     We -- the Board of Directors of Knight Ridder -- sent you this Proxy Statement and the enclosed proxy card because we are soliciting your proxy to vote at the 1999 Annual Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, May 12, 1999 at the Fairmont Hotel, San Jose, CA. Certain officers, directors and other employees of the Company and D.F. King & Co. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

     This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the meeting, however, to vote your shares. You may either return the enclosed proxy card, or vote by telephone or via the Internet.

     We began mailing this Proxy Statement, along with the proxy card and Annual Report, on March 29, 1999 to all shareholders of record as of March 17, 1999. On that date, there were 78,451,523 shares of the Company's common stock and 1,754,930 shares of its Series B Preferred Stock outstanding. These are the Company's only classes of voting stock.

WHO IS ENTITLED TO VOTE?

     Shareholders at the close of business on March 17, 1999 (the record date). Your proxy card shows the number of shares you had on that date. Each share of the Company's common stock is entitled to one vote. Each share of the Company's Series B Preferred Stock is entitled to two votes. The holders of the Company's common stock and Series B Preferred Stock generally vote together as a single class on all matters and will do so on all items specifically listed in the Proxy Statement.

HOW DO I VOTE?

     There are four methods. This year, online voting is available via the Internet. If you have access to the Internet, we encourage you to vote at the following Web address:

                              www.chasemellon.com.

     You may also vote in person, by telephone (1-800-840-1208) or by completing and mailing your proxy card.

     If you make specific choices and sign and return your proxy card, your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, the proxyholders will vote your shares as follows:

     - "For" the election of the three nominees for director

     - "For" the ratification of the appointment of Ernst & Young LLP as independent auditors for 1999

     - "For" the amendment to the Employee Stock Option Plan to increase the number of shares available for grant

     - "For" the amendment to the Employees Stock Purchase Plan to increase the number of shares available for purchase

     - "Against" the shareholder proposal recommending that the Company adopt an executive compensation policy that all future stock option grants be performance-based

CAN I VOTE ON OTHER MATTERS?

     The Company's by-laws limit the matters presented at our annual meeting to
(1) those in the notice of the meeting, (2) those that the Board of Directors has properly caused to be presented and (3) those brought by a shareholder of record entitled to vote at the meeting so long as the shareholder has notified our Corporate Secretary in writing (at our principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must briefly describe the business to be brought, the reasons and any material interest the shareholder has in the business; give the shareholder's name and address; and represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to present the business.

     We do not expect any matters not listed in the Proxy Statement to come before the meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act") (which would include matters that the proxyholders did not know were to be presented 120 days before the anniversary of last year's proxy statement).

IS MY VOTE CONFIDENTIAL?

     Yes. Only the inspector of election, ChaseMellon Shareholder Services, will have access to your card.

MAY I REVOKE MY PROXY?

     Yes. You may change your mind after you send in your proxy card by following any of these procedures. To revoke your proxy:

     - Send in another signed proxy with a later date; or

     - Send a letter revoking your proxy to Knight Ridder's Corporate Secretary at 50 West San Fernando Street, San Jose, CA 95113; or

     - Attend the Annual Meeting and vote in person.

     You may revoke your proxy if you have voted by telephone or online by re-voting in the same manner. Only the last vote that you enter by telephone or online will be counted. Alternatively, you may attend the Annual Meeting and vote in person.

WHO COUNTS THE VOTES?

     ChaseMellon Shareholder Services will tabulate the votes and act as inspector of election.

HOW DO I VOTE IN PERSON?

     If you attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.

     If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the beneficial owner of the shares on March 17, 1999.

WHAT DOES "BENEFICIAL OWNER" MEAN?

     Under the Securities and Exchange Commission's definition, you are a "beneficial owner" of shares if you have sole or shared voting or investment power over the shares.

HOW DO EMPLOYEES WHO PARTICIPATE IN THE INVESTMENT SAVINGS 401(K) PLAN VOTE?

     If you participate in Knight Ridder's Investment Savings 401(k) Plan, you will receive a voting instruction card instead of a proxy card. This card will indicate the number of shares credited to your account as of March 17, 1999.

     - If you complete, sign and return the voting instruction card on time, the plan trustee will vote the shares as you have directed.

     - If you do not complete, sign and return the voting instruction card on time, the plan trustee will vote the shares credited to your account in the same proportion as those that have been voted by other plan participants.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     Your shares are probably registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, ChaseMellon Shareholder Services
(1-800-982-7648).

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

     The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your votes will not count for or against the nominee, nor will a broker "non-vote" affect the outcome of the election.

     Approval of all other proposals requires that the votes cast in favor exceed the votes cast against. Abstentions and broker non-votes will not affect the outcome of these proposals.

WHAT CONSTITUTES A QUORUM?

     The holders of shares entitled to exercise a majority of the voting power present in person or by proxy. Abstentions and broker non-votes are included in determining whether a quorum exists.

WHO IS PAYING FOR THIS SOLICITATION?

     The Company will pay for the solicitation of proxies, including D. F. King's estimated fee of $9,000 plus out-of-pocket expenses. The Company also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of the Company's stock.

HOW DO I OBTAIN A COPY OF THE PROXY STATEMENT, ANNUAL REPORT OR FORM 10-K
REPORT?

     If you would like a printed copy, call our Corporate Secretary, Polk Laffoon, at 408-938-7838, or his assistant, Lorraine Brenner, at 408-938-7857. You can also leave a message on our literature line at 408-938-7878. You can also review these documents on the Company's web site at www.knightridder.com.

WHERE CAN I FIND VOTING RESULTS?

     The Company will publish the voting results in its Form 10-Q for the second quarter of 1999, which it will file with the SEC in August 1999. You can also find the results on the Company's Web site at www.knightridder.com.

HOW DO I NOMINATE A DIRECTOR OF KNIGHT RIDDER?

     Any shareholder entitled to vote at an annual meeting may nominate directors so long as the shareholder has notified our Corporate Secretary in writing (at our principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must give the shareholder's name and address and those of the person(s) to be nominated; represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to make the nomination(s); describe any arrangements between the shareholder, the nominee(s) and any other person(s) (naming the person(s)) pursuant to which the nomination is made; provide any other information about the nominee(s) that must be disclosed in proxy solicitations under the Exchange Act; and include the consent of each nominee to serve as a director if elected.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING DUE?

     To be considered for inclusion in the proxy statement for the 2000 Annual Meeting, a shareholder proposal must be received at the Company's principal office no later than November 29, 1999. As described above, the Company's by-laws would require the Corporate Secretary to receive notice of all proposals by this date, whether or not they are included in the proxy statement. In the unlikely event any proposal received after this date was presented to the annual meeting, the proxyholders would be able to exercise discretionary authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act on the proposal.

WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?

     Call our Corporate Secretary, Polk Laffoon, at 408-938-7838.

     If you have questions specific to your ownership of Knight Ridder stock, call our Shareholder Services and Corporate Records department at 305-376-3938.

INFORMATION ABOUT KNIGHT RIDDER STOCK OWNERSHIP

     This table shows all persons we know to be the beneficial owners of more than 5% of the Company's common stock as of March 3, 1999.

                                                                 SHARES
               NAME AND ADDRESS OF BENEFICIAL                 BENEFICIALLY    PERCENT OF
                   OWNERS OF COMMON STOCK                        OWNED          CLASS
               ------------------------------                 ------------    ----------
Southeastern Asset Management, Inc..........................   10,171,698(1)     13.0
  6410 Poplar Avenue, #900
  Memphis, TN 38119
Harris Associates L.P.......................................    9,689,038(2)     12.3
  2 North LaSalle Street, #500
  Chicago, IL 60602
Bear Stearns & Co. Inc......................................    5,339,636(3)      6.8
  245 Park Avenue
  New York, NY 10167
Northern Trust Corporation..................................    4,039,546(4)      5.1
  50 South LaSalle Street
  Chicago, IL 60675

-------------------------
(1) According to a Schedule 13G dated February 5, 1999, Southeastern Asset Management, Inc., a registered investment advisor, has sole voting power over 5,730,698 shares, shared voting power over 3,150,000 shares, sole dispositive power over 6,992,998 shares, and shared dispositive power over 3,150,000 shares.

(2) According to a Schedule 13G dated January 28, 1999, Harris Associates L.P., a registered investment advisor, has shared voting power over 9,689,038 shares, sole dispositive power over 2,394,438 shares and shared dispositive power over 7,294,600 shares.

(3) According to a Schedule 13G dated February 12, 1999, Bear Stearns & Co. Inc. has sole voting and dispositive power over all shares.

(4) According to a Schedule 13G dated February 9, 1999, Northern Trust Corporation, a parent holding company, has sole voting power over 3,918,457 shares, shared voting power over 115,889 shares, sole dispositive power over 809,250 shares and shared dispositive power over 189,118 shares.

     We also know that as of March 3, 1999, The Walt Disney Company, located at 500 South Buena Vista Street, Burbank, CA 91525, beneficially owned 1,754,930 shares (100%) of the Company's Series B Preferred Stock.

     If any shares of Series B Preferred Stock are transferred to any person other than The Walt Disney Company or any of its affiliates, each share automatically converts into 10 shares of common stock, subject to adjustment. Knight Ridder can cause the conversion of shares of Series B Preferred Stock. There are restrictions on the transfer of these shares.

                         ITEM 1:  ELECTION OF DIRECTORS

HOW IS THE BOARD STRUCTURED?

     The Company's Board of Directors is divided into three classes serving staggered three-year terms. Three directors are to be elected at the 1999 Annual Meeting, to hold office until the 2002 Annual Meeting of Shareholders.

WHO IS NOMINATED TO STAND FOR ELECTION?

     The individuals nominated by the Board of Directors to stand for election at the 1999 Annual Meeting for three-year terms are James I. Cash, P. Anthony Ridder and Randall L. Tobias. Jesse Hill, Jr. and Thomas L. Phillips, whose terms expire at the 1999 Annual Meeting, are not standing for re-election. Immediately prior to the Annual Meeting, the size of the Board will be reduced from the current 13 directors to 11. Accordingly, proxyholders cannot vote for more than three nominees.

     The other eight directors who were elected at prior annual meetings will continue to serve for their respective terms.

HOW WILL PROXIES BE VOTED?

     Proxies will be voted for the election of the three nominees of the Board of Directors unless instructions are given on the proxy to withhold authority to vote for one or more of the nominees.

     Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur unless the Board acts to reduce the number of directors to be elected.

             NOMINEES FOR ELECTION FOR THREE-YEAR TERMS ENDING 2002

[PHOTO OF JAMES I. CASH, JR.]

                    JAMES I. CASH, JR., age 51               Director since 1995
                    James E. Robison Professor of Business Administration Harvard University, Graduate School of
                    Business Administration
                    Member of the Harvard Business School faculty since 1976. Trustee of Massachusetts General Hospital and the Massachusetts Software Council. Director of Cambridge Technology Partners, Chubb Corporation, State Street Bank and Trust, Tandy Corporation and WinStar Communications, Inc. B.S., Texas Christian University; M.S. and Ph.D., Purdue University.

[PHOTO OF P. ANTHONY RIDDER]

                    P. ANTHONY RIDDER, age 58                Director since 1987
                    Chairman of the Board and Chief Executive Officer
                    Knight Ridder
                    Chief Executive Officer and Chairman of Knight Ridder since 1995; President of the Company from 1989 to 1995; President of the Newspaper Division of the Company from 1986 to 1989. Joined the San Jose Mercury News in 1964; served as General Manager until 1977 and Publisher from 1977 to 1986. Previously held various editorial and business positions at several Company newspapers. Director of the Seattle Times Company, Associated Press, Newspaper Association of America, Florida International University Foundation. Member of the Board of Trustees of the University of Santa Clara. B.A., University of Michigan.

[PHOTO OF RANDALL L. TOBIAS]

                    RANDALL L. TOBIAS, age 57                Director since 1994
                    Chairman Emeritus
                    Eli Lilly and Company
                    Chairman Emeritus of Eli Lilly and Company, a pharmaceuticals manufacturer; Chairman and Chief Executive Officer of Eli Lilly and Company from 1993 to 1999. Former Vice Chairman of the Board of AT&T. Director of Phillips Petroleum, Inc. and Kimberly-Clark Corporation. Member of the Business Council. Chairman of the Board of Trustees of Duke University. Trustee of the Colonial Williamsburg Foundation. B.S., Indiana University.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2001

[PHOTO OF JOAN RIDDER CHALLINOR]

                    JOAN RIDDER CHALLINOR, age 72            Director since 1989
                    Director of Various Educational Organizations
                    Presidential appointee to the U.S. National Commission on Libraries and Information Science. Board member of educational organizations, including the French-American Foundation and the Schlesinger Library on the History of Women at Radcliffe College (chairperson). Member of the Editorial Advisory Committee of the Adams Papers. B.A., M.A. and Ph.D., The American University, Washington, D.C.

[PHOTO OF KATHLEEN FOLEY FELDSTEIN]

                    KATHLEEN FOLEY FELDSTEIN, age 58         Director since 1998
                    President
                    Economics Studies, Inc.
                    President of Economics Studies, Inc., a private consulting firm, since 1987. Director of BankAmerica Corporation, Bell South Corporation, Ionics Corporation and John Hancock Mutual Life Insurance Company. Trustee of the Committee for Economic Development, the Museum of Fine Arts, Boston and McLean Hospital. B.A., Radcliffe College; Ph.D., Massachusetts Institute of Technology.

[PHOTO OF THOMAS P. GERRITY]

                    THOMAS P. GERRITY, age 57                Director since 1998
                    Dean, The Wharton School
                    Reliance Professor of Management and Private Enterprise
                    Dean of the Wharton School of the University of Pennsylvania since 1990. Director of CVS Corporation, IKON Office Solutions, Inc., Fannie Mae, Reliance Group Holdings, Inc., Sunoco and Fiserv, Inc. Trustee of MAS Funds. B.S., M.S., and Ph.D., Massachusetts Institute of Technology. Rhodes Scholar, Oxford University.

[PHOTO OF GONZALO F. VALDES-FAULI]

                    GONZALO F. VALDES-FAULI, age 52          Director since 1992
                    Chief Executive Officer, Latin America
                    Barclays Group
                    Since 1988, Chief Executive Officer, Latin America of Barclays Group, an international bank. International banker with Barclays Bank since 1980. Trustee of the University of Miami. Director of Blue Cross/Blue Shield of Florida. B.S., Spring Hill College; M.A., Thunderbird Graduate School for International Management.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2000

[PHOTO OF ALVAH H. CHAPMAN, JR.]

                    ALVAH H. CHAPMAN, JR., age 78            Director since 1962
                    Former Chairman of the Board and
                    Chief Executive Officer of Knight Ridder
                    Chief Executive Officer of the Company from 1976 to 1988; Chairman of the Board from 1982 to 1989. Trustee of the John
                    S. and James L. Knight Foundation. Chairman of Community Partnership for Homeless, Inc. Founding Chairman of Community Anti-Drug Coalitions of America. Director of the Miami Coalition for a Safe and Drug Free Community and Florida International University Foundation. B.S., The Citadel; recipient of honorary degrees from The Citadel and four other universities.

[PHOTO OF BARBARA BARNES HAUPTFUHRER]

                    BARBARA BARNES HAUPTFUHRER, age 70       Director since 1979
                    Director of Various Public Companies
                    Director of The Great Atlantic & Pacific Tea Co., Massachusetts Mutual Life Insurance Company, IKON Office Solutions, Inc. and Raytheon Company. Trustee Emerita of Wellesley College. Past director of the Ladies Professional Golf Association. B.A., Wellesley College.

[PHOTO OF M. KENNETH OSHMAN]

                    M. KENNETH OSHMAN, age 58                Director since 1996
                    President, Chairman and Chief Executive Officer
                    Echelon Corporation
                    President, Chairman and Chief Executive Office of Echelon Corporation, a developer of control network technology and products, since 1989. Co-founded Rolm Corporation in 1969; served as Chief Executive Officer, President and Director until Rolm's merger with IBM in 1984. Vice president of IBM from 1984 to 1986. Director of Sun Microsystems and CMC, Inc. B.A. and B.S., Rice University; M.S. and Ph.D., Stanford University.

[PHOTO OF JOHN L. WEINBERG]

                    JOHN L. WEINBERG, age 74                 Director since 1969
                    Senior Chairman
                    Goldman, Sachs & Co.
                    Investment banker with Goldman, Sachs & Co. since 1950; senior partner and Chairman of the Management Committee of the Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co. until 1990; Senior Chairman of The Goldman Sachs Group, L.P. since 1990. Director of Providian Financial Corporation and Tricon Global Restaurants. Member of The Business Council. B.A., Princeton University; M.B.A., Harvard University.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

     This table shows the number of shares of the Company's common stock beneficially owned as of March 3, 1999 by each director and nominee, each executive officer named in the Summary Compensation Table, and by all directors and officers as a group. None of these persons beneficially owned more than 1% of the Company's common stock. All directors and officers of the Company as a group owned 4.8% of the Company's common stock. Except as noted, each person has sole voting and investment power over the shares shown in the table.

                                                                               TOTAL NUMBER OF SHARES
                                          SHARES OTHER THAN   SHARES SUBJECT      OF COMMON STOCK
                  NAME                      OPTION SHARES     TO OPTIONS(1)    BENEFICIALLY OWNED (1)
                  ----                    -----------------   --------------   ----------------------
James I. Cash...........................            989              667                 1,656
Joan Ridder Challinor...................         96,418              667                97,085(2)
Alvah H. Chapman, Jr....................        224,025              667               224,692(3)
Mary Jean Connors.......................         22,474          132,200               154,674(3)
Kathleen Foley Feldstein................            371                0                   371
Thomas P. Gerrity.......................          1,295                0                 1,295
Barbara B. Hauptfuhrer..................          2,695              667                 3,362
Jesse Hill, Jr..........................          1,971              667                 2,638
Ross Jones..............................         19,769           71,667                91,436
Frank McComas...........................         26,192           53,999                80,191(3)
M. Kenneth Oshman.......................         30,589              667                31,256(4)
Thomas L. Phillips......................          2,695              667                 3,362
P. Anthony Ridder.......................        162,426          349,334               511,760(3)
Steve Rossi.............................          8,567           10,333                18,900
Randall L. Tobias.......................          5,295              667                 5,962
Gonzalo F. Valdes-Fauli.................          1,795              667                 2,462
John L. Weinberg........................         28,589              667                29,256
All directors and officers as a group
  (34 persons including those named
  above)................................      2,804,346          984,006             3,788,352(5)

-------------------------
(1) Shares that officers and directors could acquire by exercising options within 60 days of March 3, 1999.

(2) Does not include 90,000 shares owned by a trust in which Mrs. Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

(3) Includes shares owned by, or jointly held with, spouses as follows: Mr. Chapman 15,364 shares owned jointly with Mrs. Chapman; Ms. Connors 2,615 shares owned by Geoffrey Tomb, her spouse; Mr. McComas 2,025 shares owned jointly with Mrs. McComas; Mr. P. Anthony Ridder 2,752 shares owned by Mrs. Ridder and 898 shares owned jointly with Mrs. Ridder. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. Chapman, McComas and Ridder share voting and investment power with their respective spouses as to those shares owned jointly.

(4) Includes 30,000 shares owned by a partnership in which Mr. Oshman has a 97% income interest. Mr. Oshman has the power to vote those shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.

(5) Includes 2,100,782 shares held by the John S. and James L. Knight Foundation as to which Mr. Chapman shares voting and investment power and disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Exchange Act requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Company with copies of such reports. Based on its review of these copies, the Company believes that during 1998 all directors and officers filed on a timely basis all reports required of them, except that Robert Ingle, a former Vice President of the Company, filed one late report with respect to two transactions, and Tally Liu, a Vice President of the Company, filed one late report with respect to one transaction.

BOARD COMMITTEES AND ATTENDANCE

     The Board currently has five active standing committees: Nominating, Compensation, Audit, Finance and Environmental Affairs.

     The Nominating Committee reviews the composition of the Board and recommends changes in its membership as needed. The committee members are Barbara B. Hauptfuhrer, Chair, Joan Ridder Challinor, Alvah H. Chapman, Jr., Thomas P. Gerrity, and M. Kenneth Oshman. The committee met once in 1998.

     The Compensation Committee approves salary levels of all corporate officers of the Company and incentive compensation for certain senior officers of the Company. It also authorizes grants under the Company's stock option plans. The committee members are John L. Weinberg, Chairman, James I. Cash, Jr., Barbara B. Hauptfuhrer, Thomas L. Phillips and Randall L. Tobias, all of whom are outside directors. The committee met five times in 1998.

     The Audit Committee reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board on those matters. Both the internal and the independent auditors have free access to the committee and, from time to time, the committee directs them to carry out special assignments. The members of the committee are Jesse Hill, Jr., Chairman, Joan Ridder Challinor, Alvah H. Chapman, Jr., Kathleen Foley Feldstein and Gonzalo F. Valdes-Fauli. The committee met twice in 1998.

     The Finance Committee periodically reviews the Company's financial position and capital structure and makes recommendations to the Board about financings and other financial matters. The committee members are Thomas L. Phillips, Chairman, Kathleen Foley Feldstein, Jesse Hill, Jr., M. Kenneth Oshman and Gonzalo F. Valdes-Fauli. The committee met once in 1998.

     The Environmental Affairs Committee oversees the policies of the Company designed to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The committee members are James I. Cash, Jr., Chairman, Thomas P. Gerrity, P. Anthony Ridder and Randall L. Tobias. The committee met once in 1998.

     In 1998, the Board of Directors met five times. Each of the nominees for election at the Annual Meeting and each of the continuing directors attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served.

HOW THE COMPANY COMPENSATES DIRECTORS

Annual Cash Fee

     Directors of the Company who are not employees of the Company receive an annual retainer of $30,000. Half of this retainer is paid in the Company's common stock, and a director may choose to receive the balance in the Company's common stock as well.

Meeting Fees

     Non-employee directors receive a fee of:

     - $1,500 for each Board meeting and meeting of shareholders

     - $1,000 for each committee meeting

Fee for Chairing a Committee

     Each non-employee director who chairs a committee receives an annual fee of $5,000.

Annual Stock Option Awards

     Every December, each non-employee director is granted an option to purchase 2,000 shares of the Company's common stock.

The Deferred Compensation Plan

     Directors are eligible to enter into individual agreements to defer with interest all or a portion of the fees payable to them until such later dates as may be provided in the agreements.

Expenses

     The Company reimburses directors for travel and other expenses incurred in attending meetings.

Other Benefits

     Directors who have never been employed by the Company and who were age 65 or older on July 1, 1996 are eligible to receive an annual lifetime benefit commencing upon retirement from the Board with at least five years of service (or, if disabled, following at least two years of service). The benefit ranges from 50% of the annual retainer for directors who retire after five years of service to 100% of the retainer for directors who retire with 10 or more years of service.

     Directors who have never been employed by the Company and were under age 65 on July 1, 1996 participate in a program under which they are credited with 600 phantom shares of the Company's common stock annually. Their phantom share accounts are credited with dividend equivalents and the accounts are paid in cash in a lump sum upon termination of Board service.

Special Arrangements

     Alvah H. Chapman, Jr., a director and former chief executive officer of the Company, has a retirement agreement which provides for payment of an annual benefit of $79,900 for life and a death benefit payable to his surviving spouse. This is in addition to benefits payable under the Company's retirement program and to fees paid to Mr. Chapman for service as a director.

     John C. Fontaine, who retired as president of the Company in 1997 and as a director of the Company in 1998, is serving on the Company's Executive Committee until June 30, 1999. The Company will pay Mr. Fontaine $100,000 for services through that date. Mr. Fontaine also has a retirement agreement that provides for payment of an annual benefit of $129,548 for life and a death benefit payable to his surviving spouse. This is in addition to benefits payable to him under the Company's retirement program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From time to time, Knight Ridder and its subsidiaries engage in transactions with companies where one of the Company's executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

     Peter B. Ridder, President and Publisher of The Charlotte Observer, is a brother of P. Anthony Ridder. Par Ridder, Recruitment Sales and Ad Delivery Manager of Contra Costa Newspapers, Inc., is the son of P. Anthony Ridder. Alvah
H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Marketing Manager of The Wichita Eagle. In 1998, the Company paid Peter B. Ridder, Par Ridder and Robert
L. Hilton aggregate compensation of $552,353; $62,134; and $125,933, respectively.

     John L. Weinberg is Senior Chairman of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities and the acquisition or sale of certain properties of the Company. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

     Until December 31, 1998, Barbara B. Hauptfuhrer was a director of The Vanguard Group of Investment Companies. The Vanguard Group of Investment Companies provides continuing services in connection with administering and investing funds in the Company's Investment Savings 401(k) Plan.

          ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     We have appointed Ernst & Young LLP, Independent Certified Public Accountants, to examine the books and accounts of the Company for the year 1999, and we are asking shareholders to ratify our selection. Ernst & Young LLP has served as the Company's independent auditors since 1951.

     Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

          ITEM 3: AMENDMENT TO EMPLOYEE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT

WHAT IS THE EMPLOYEE STOCK OPTION PLAN?

     Under the Company's Employee Stock Option Plan, originally adopted in 1971, eligible employees of the Company and its subsidiaries may be granted nonqualified and incentive stock options to purchase shares of the Company's common stock. The Plan also provides for the grant of stock appreciation rights, although none have been granted in recent years.

WHY ARE WE MAKING THIS PROPOSAL?

     The Employee Stock Option Plan was last amended in 1993 to add 7,000,000 additional shares for options. At the end of 1998, 810,465 shares remained available for options under the Plan. We believe that the Plan has been an important factor in attracting and retaining key employees and that continuation of the stock option program is important for the Company to remain competitive. As a result, we are proposing an amendment to the Employee Stock Option Plan to make available for grant an additional 7,000,000 shares of the Company's common stock.

WHO IS ELIGIBLE TO RECEIVE AWARDS UNDER THE EMPLOYEE STOCK OPTION PLAN?

     Employees of the Company and its subsidiaries (including officers and directors) are eligible to receive awards under the Plan. Directors who are not employees, including members of the Compensation Committee, are not eligible. Under the Plan, no person may receive options and/or stock appreciation rights for more than 100,000 shares in a calendar year.

HOW IS THE EMPLOYEE STOCK OPTION PLAN ADMINISTERED?

     The Compensation Committee of the Board of Directors administers the Employee Stock Option Plan and determines, in its sole discretion, which employees will receive options, the times when such options will be granted and the number of options to be granted to each employee. The Committee makes these determinations on an individual basis reflecting its assessment of which management-level employees of the Company and its operating companies are important to the Company's success. In 1998, 413 employees were granted options covering a total of 1,481,750 shares of the Company's common stock.

WHEN DOES THE EMPLOYEE STOCK OPTION PLAN EXPIRE?

     The Employee Stock Option Plan does not have an expiration date, but all options must expire no later than ten years from the date of grant.

AT WHAT PRICE ARE OPTIONS EXERCISED AND HOW ARE THEY PAID FOR?

     An option may be exercised at a price which is not less than the fair market value (i.e., market price) of the underlying shares on the date the options are granted. Payments may be made in cash or by delivery to the Company of shares of the Company's common stock or a combination of cash and shares.

HOW WOULD OPTIONS BE AFFECTED BY A STOCK SPLIT OR SIMILAR EVENT?

     The Employee Stock Option Plan provides for equitable adjustments in the event of stock dividends, recapitalizations, stock splits, or combinations or exchanges of shares by merger, consolidation, or other similar events.

CAN THE EMPLOYEE STOCK OPTION PLAN BE AMENDED?

     We may amend the Plan, except that we cannot impair the rights of an optionee or the holder of a stock appreciation right. We also cannot change the maximum number of shares that may be offered, the minimum purchase price of shares, the maximum term of any option or the maximum amount that may be received upon exercise of a stock appreciation right, or allow a stock appreciation right to be exercised after the expiration of a related option without the approval of the holders of a majority of the outstanding shares of the Company's common stock.

WHAT IS THE TAX EFFECT OF AN OPTION EXERCISE?

     When an optionee exercises a nonqualified option, the difference between the exercise price and the fair market value of the shares on the date of exercise will be taxable as ordinary income to the optionee. Any gain or loss recognized when the optionee later disposes of the shares will generally be capital gain or loss. Upon the exercise of a stock appreciation right, the amount of cash or the fair market value of the shares received will be taxable as ordinary income.

     An optionee will not recognize any income upon the exercise of an incentive stock option during his or her employment with the Company or within three months after termination of employment (or longer in the event of termination by reason of death or disability). Assuming that the optionee does not dispose of the shares received for two years after the incentive stock option was granted and one year after the receipt of shares upon exercise of the option, the optionee will recognize capital gain or loss measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If an optionee disposes of shares acquired upon exercise of an incentive stock option earlier, the optionee may recognize ordinary income.

     The Company generally will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that the holder of an option or stock appreciation right recognizes ordinary income.

     In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") contains special rules on the Federal income tax deductibility of compensation paid to the Company's chief executive officer and to the four other most highly compensated executive officers. The general rule is that annual compensation paid to any of these will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by Section 162(m), including the establishment of a maximum number of shares with respect to which options and stock appreciation rights may be granted to any one employee during one year. The Employee Stock Option Plan has been designed to permit the Company to receive a Federal income tax exemption in connection with such awards.

     On March 1, 1999, the closing price of the Company's common stock on the New York Stock Exchange was $50.125.

                               NEW PLAN BENEFITS

     Because awards under the Employee Stock Option Plan are discretionary, future awards under the Plan are not determinable. However, options to purchase shares of the Company's common stock were granted under the Plan in 1998 to the following persons and groups:

                                                              DOLLAR VALUE      NUMBER OF SHARES
                NAME AND PRINCIPAL POSITION                   OF OPTIONS(1)   SUBJECT TO OPTIONS(2)
                ---------------------------                   -------------   ---------------------
P. Anthony Ridder...........................................    $ 40,000              80,000
  Chairman and CEO
Ross Jones..................................................      22,500              45,000
  Senior Vice President/Finance & CFO
Frank McComas...............................................      22,500              45,000
  Senior Vice President/Operations
Robert Woodworth............................................         N/A                   0
  Vice President
Mary Jean Connors...........................................      22,500              45,000
  Senior Vice President/Human Resources
Steve Rossi.................................................      35,000              70,000
  Senior Vice President/Operations
All Executive Officers as a Group...........................     207,000             414,000
All Non-Executive Directors as a Group(3)...................         N/A                   0
All Non-Executive Officers as a Group.......................      11,500              23,000

-------------------------
(1) Based on the closing price of the Company's common stock on the New York Stock Exchange on March 1, 1999.

(2) Options were granted at an exercise price of 100% of the market price of the underlying shares of the Company's common stock on the date of grant, vest in three equal installments over a three-year period, and expire no later than ten years from the date of grant.

(3) Non-employees are not eligible to receive options under the Employee Stock Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN.

ITEM 4:  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF
                         SHARES AVAILABLE FOR PURCHASE

WHAT IS THE EMPLOYEE STOCK PURCHASE PLAN?

     The Company's Employee Stock Purchase Plan, which was originally adopted in 1969, gives eligible employees of the Company and its subsidiaries an opportunity to purchase the Company's common stock at a 15% discount, thereby increasing their interest in the growth and success of the Company and encouraging them to remain employed by the Company. The Plan is intended to qualify under Section 423 of the Code.

WHY ARE WE MAKING THIS PROPOSAL?

     At the end of 1998, 1,071,507 shares remained available for purchase under the Employee Stock Purchase Plan. As a result, we are proposing an amendment to the Plan to make available for purchase an additional 1,000,000 shares of the Company's common stock. The shareholders last approved adding shares to the Plan in 1993, when an additional 3,000,000 shares were authorized.

WHO CAN PARTICIPATE IN THE EMPLOYEE STOCK PURCHASE PLAN?

     Most employees of the Company and its participating subsidiaries are eligible to participate in the Plan provided they have worked for the Company or a participating subsidiary for a year. However, an employee is not eligible if he or she owns or has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company. Also, an employee is not eligible if he or she normally is not scheduled to work more than five months per calendar year or more than 20 hours per week. Directors who are not employees are not eligible to participate in the Plan. Approximately 4,260 employees currently are participating in the Plan.

HOW DOES THE EMPLOYEE STOCK PURCHASE PLAN WORK?

     At the beginning of each three-month purchase period, eligible employees have the right to purchase Company common stock through payroll deductions ranging from 1% to 10% of their base pay, commissions, overtime and (at the employee's election) bonuses during the purchase period. At the end of the purchase period, a participant's accumulated payroll deductions are used to purchase the Company's common stock at 85% of its then fair market value. The employee immediately becomes the vested owner of the shares purchased, but acquires the rights of a shareholder only upon the issuance of the shares. No employee will be granted a right to purchase shares of common stock with a fair market value of more than $25,000 in any calendar year (based on the fair market value at the time the right is granted). Purchase periods begin on September 1, December 1, March 1 and June 1 or on other dates as the Company's Employee Stock Purchase Plan Committee may provide.

CAN THE RIGHT TO PARTICIPATE IN THE EMPLOYEE STOCK PURCHASE PLAN BE TRANSFERRED?

     No. The rights of each Plan participant are non-transferable except by will or by descent and distribution, and cease as of the date of termination of employment for any reason other than death or retirement. In the event of death or retirement, the employee or his or her personal representative may, within three months after such termination, receive the number of full shares the employee would have been entitled to receive.

CAN THE EMPLOYEE STOCK PURCHASE PLAN BE AMENDED?

     We may amend the Plan, except that we cannot change the maximum number of shares that may be offered, the purchase price or the class of employees eligible to participate under the Plan without the approval of the holders of a majority of the outstanding shares of the Company's common stock. In the event of certain changes affecting the Company's common stock (such as stock splits and similar events), the number of shares available for purchase under the Plan is adjusted.

WHAT ARE THE TAX CONSEQUENCES OF EMPLOYEE STOCK PURCHASE PLAN PARTICIPATION?

     The granting of the right to purchase shares under the Employee Stock Purchase Plan has no immediate tax consequence to either the Company or the participating employee. For tax purposes, employees do not recognize income at the time they purchase stock under the Plan. If the employee does not dispose of the stock acquired within two years from the date the purchase right was granted and one year from the date the shares were transferred, upon subsequent disposition of the shares the employee will recognize ordinary income to the extent of the lesser of (a) the amount by which the fair market value (i.e., the market price) of the shares at the time the purchase right was granted exceeded the purchase price or (b) the amount by which the fair market value of shares at the time of their disposition exceeded the purchase price. Any further gain will be taxed as a capital gain. The Company will not be allowed an income tax deduction for shares transferred to an employee under the Plan if those shares are not held for the required period.

     If the employee disposes of the stock within the one- and/or two-year periods described above, the employee will recognize ordinary income to the extent the fair market value of the shares on the date of purchase exceeded the purchase price. Any further gain will be taxed as a capital gain. The Company will be allowed an income tax deduction to the extent the employee recognizes ordinary income in such a disposition.

     On March 1, 1999, the closing price of the Company's common stock on the New York Stock Exchange was $50.125.

                               NEW PLAN BENEFITS

     Because purchases under the Employee Stock Purchase Plan are voluntary, future benefits under the Plan are not determinable. However, shares of the Company's common stock were purchased during purchase periods in 1998 under the Plan by the following persons and groups:

                                                              NUMBER OF SHARES
                NAME AND PRINCIPAL POSITION                      PURCHASED
                ---------------------------                   ----------------
P. Anthony Ridder...........................................           0
  Chairman and CEO
Ross Jones..................................................         470
  Senior Vice President/Finance & CFO
Frank McComas...............................................         470
  Senior Vice President/Operations
Robert Woodworth............................................         455
  Vice President
Mary Jean Connors...........................................         496
  Senior Vice President/Human Resources
Steve Rossi.................................................         460
  Senior Vice President/Operations
All Executive Officers as a Group...........................       7,025
All Non-Executive Directors as a Group(1)...................           0
All Non-Executive Officers as a Group.......................       1,295

-------------------------
(1) Non-employees are not eligible to participate in the Employee Stock Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                         ITEM 5:  SHAREHOLDER PROPOSAL

     On behalf of the Newspaper Guild, Robert Laramie, 36 Revere Avenue, Moorestown, New Jersey 08057, owner of 590 shares of common stock, has informed the Company that he intends to present the following resolution at the Annual Meeting and has submitted the following statement of his reasons.

     RESOLVED: That the shareholders of Knight Ridder Inc. urge the Board of Directors to adopt an executive compensation policy that all future stock options grants shall be performance-based. For purposes of this resolution, performance-based stock options are defined as either: (1) stock options with the exercise price indexed to an appropriate S&P 500 peer group index (such as the index used in the Company's annual proxy statement); or (2) premium-priced stock options, which set the exercise price of the option above the current market value of the stock.

     SUPPORTING STATEMENT: Compensation policies for senior executives should provide challenging performance objectives and serve to motivate executives to achieve long-term shareholder value. However, stock options grants without performance-based targets can excessively compensate executives for stock increases due solely to a general stock market rise, rather than improved or superior performance. By tying stock option grants to performance goals, such as specific stock price targets or exceeding group indexes, senior executives will be motivated to achieve superior performance, rather than merely meeting the market average. In fact, Knight Ridder stock has consistently under performed its peers over the five-year period between 1992 and 1997.

     Compensation tied to performance is particularly important at Knight Ridder because of the exorbitant stock option grants given to top executives. For example, the Board agreed to give Mr. Ridder options in 1997 for the purchase of 80,000 shares of Knight

     Ridder stock. In 1996 and 1995, Mr. Ridder was awarded options for the purchase of an additional 70,000 shares of Knight Ridder stock in each year. By the end of 1997, Mr. Ridder owned options to purchase more than one-half million shares that were valued at more than $8.7 million.

     Stock options were granted to senior executives in addition to salary and bonuses that totaled $1.5 million for Mr. Ridder in 1997. Also, Mr. Ridder realized another $1.9 million in 1997 from exercising 90,000 stock options previously awarded to him.

     Stock options are supposed to align the interests of management with those of the stockholders. But when the options are numbered in the tens of thousands, a relatively small increase in the price of the stock could permit Mr. Ridder to reap millions of dollars, without providing material benefits to the stockholders.

     In response to shareholder concern about the lack of strong performance-based forms of executive compensation, companies are increasingly adopting stock option plans that require premium pricing or links to market indexes. According to Executive Compensation Reports, about 16% of the biggest U.S. businesses are granting options with attached performance targets, up substantially from 7% in 1993. Masco, DuPont, Monsanto and Bank of America have recently adopted performance-based stock option plans. Prominent compensation firms, including Pearl Meyer, have also endorsed the concept.

     Shareholders of Knight Ridder will be best served if future stock option grants are performance-based, motivating senior executives to achieve superior shareholder returns. For these reasons, we urge a vote FOR this resolution.

                             MANAGEMENT'S RESPONSE

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

     We believe that the Company's current executive compensation program is appropriate for the Company, and that our current policy of granting options which are exercisable at the market price on the date of the grant is an appropriate and widely accepted method of providing incentive compensation to executives.

     Under the Company's Employee Stock Option Plan, an executive's compensation is directly dependent on the performance of the Company's common stock. Company executives realize no gain on the stock options without an increase in the price of the Company's common stock that benefits all shareholders. The issuance of stock options also facilitates stock ownership by Company executives, further aligning their interests with those of the Company's shareholders.

     We strongly believe in the importance of aligning the interests of executives with those of shareholders. To this end, the Company recently adopted a policy that requires each executive to own shares at least equal to a multiple of salary depending upon his or her position. By this policy and by the granting of stock options, an executive is strongly motivated to increase the share price of the Company's common stock.

     The Compensation Committee of the Board of Directors annually compares senior executive compensation with compensation levels at similar companies to assure the appropriateness from a competitive standpoint of base salary, bonus and long-term compensation, including stock options. We believe that the Company must offer a competitive compensation program to attract and retain the most qualified executives to manage the Company's business. Many companies with which the Company competes offer compensation in the form of stock options. We believe that nearly all comparable companies offer stock options that are exercisable at the market price on the date of the grant, as is currently the case at the Company. If the Company implemented a premium-priced stock option or market-indexed stock option plan, as called for in the shareholder proposal, its stock option program would compare less favorably to the stock option programs of other comparable companies, and the Company would be at a competitive disadvantage in attracting and retaining the most qualified executives. To offset such a less favorable stock option plan, the Company might have to increase the cash portion of its executive compensation package, thereby reducing the connection between executive compensation and shareholder value. Thus, we believe that the shareholder proposal could, in fact, be contrary to the shareholders' interests.

     We believe that the Compensation Committee should have available to it different ways of compensating executives. One of these ways is the Employee Stock Option Plan. The Company also compensates executives through its Long-Term Incentive Plan, which does require that performance objectives be met. Stock awards to executives are contingent on and related directly to the return received by shareholders on their investment in the Company's common stock over a three-year period compared to the return received by holders of stock in the other companies included in the Standard & Poor's Publishing/ Newspapers Index.

     In sum, we believe that the Company's existing executive compensation policy aligns executive incentives with the long-term interests of its shareholders. We also believe that the shareholder proposal would undermine the long-term interests of the shareholders by adversely affecting the Company's ability to attract and retain the most qualified executives needed to manage its business.

     FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

HOW THE COMPANY COMPENSATES EXECUTIVE OFFICERS

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board administers the Company's executive compensation program. The members of the Committee are independent, non-employee directors. The Compensation Committee has furnished the following report on executive compensation for 1998:

WHAT IS OUR EXECUTIVE COMPENSATION PHILOSOPHY?

     We firmly believe that the interests of the Company and its employees are inseparable. In support of that principle, the Compensation Committee has designed the Company's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To promote Company performance, we link a significant portion of executive compensation to the Company's operating results. The objectives of our program are:

     - To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the performance of the Company's common stock;

     - To provide compensation comparable to that offered by other companies in our industry, enabling the Company to attract, retain and motivate talented executives who are critical to the Company's long-term success;

     - To motivate key executives to achieve strategic business initiatives and to reward them for their achievement; and

     - To set guidelines for substantial stock ownership by executives.

WHAT ARE THE ELEMENTS OF EXECUTIVE COMPENSATION?

     We compensate our executives through base salary, bonus paid in cash and long-term incentive awards under the Employee Stock Option Plan and the Long-Term Incentive Plan. In this way, a significant portion of the value ultimately realized by the executives will depend upon the Company's performance and can be considered "at risk."

     Our executives participate in a retirement plan, health plan, savings incentive (401(k)) plan and other voluntary benefit plans that we make available to all employees generally. Among these are relocation benefits, such as temporary living expenses. One-time relocation bonuses are sometimes provided to employees to assist with miscellaneous moving expenses and help compensate for housing differentials, as was the case with the relocation benefits provided to employees who moved as part of the relocation of Knight Ridder's corporate offices from Miami to San Jose in 1998. We also provide our executives with a voluntary deferred compensation arrangement, which is similar to those typically offered to executives by the companies with which we compete for talent.

HOW DID WE DETERMINE BASE SALARIES FOR 1998?

In General

     The Compensation Committee establishes senior executive salaries based on our review of the executive's performance and compensation history, and information on salary levels at comparable companies. We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect any changes in the executive's responsibilities at the Company.

     For executives other than the Chief Executive Officer, we also consider the recommendations of Mr. Ridder, the Company's Chairman and Chief Executive Officer.

Comparative Data

     In conducting our review for 1998, we considered comparative data prepared by both the Company's senior human resources officer and by SCA Consulting, the Compensation Committee's outside consultant for executive compensation.

     The comparison group we chose for compensation purposes (the "Comparison Group") consisted of our competitors in the newspaper industry. The index we chose for our performance graph was the S&P Publishing/Newspapers Index. This was the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report.

     We obtained data for the Comparison Group from a number of sources, including proxy statements, publicly available information and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of what were appropriate salary levels for the Company's executives.

Base Salaries of Executive Officers

     Data for the Comparison Group supported an annual increase in base salaries for 1998. Except in the case of Mr. Ridder, who received no adjustment, cost of living adjustments were made to the base salaries of executives who relocated to San Jose from

Miami as part of the corporate relocation. We believe that the base salaries of our executives were generally near the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the Summary Compensation Table that follows this Report.

Base Salary of the Chief Executive Officer

     The Committee also increased the base salary of Mr. Ridder effective March 1, 1998 to $815,000. We believe that Mr. Ridder's base salary in 1998 was near the median for salaries of chief executive officers in the Comparison Group.

HOW DID WE DETERMINE BONUSES FOR 1998?

Annual Incentive Compensation Plan

     We award cash bonuses under, or taking into consideration, the Company's Annual Incentive Compensation Plan. Under that Plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $50,000 to 50% in the case of those whose salary exceeds $250,000. Thirty-five percent of an executive's bonus potential was tied in 1998 to specific nonfinancial objectives for the Company that were established at the beginning of 1998. Sixty-five percent of the bonus potential was tied to financial performance. (For corporate participants, it was the financial performance of the Company on a consolidated basis compared to budget; and for newspaper participants, it was the financial performance of the individual newspaper compared to its budget.) For 1998, the measure of financial performance was shareholder value added ("SVA"), which is the increase in operating profit after taxes after deducting the cost of capital.

     Under the Company's Annual Incentive Compensation Plan, if the Company (or newspaper) meets its financial budget, the executive receives 100% of that part (65%) of the potential bonus tied to financial performance. If SVA is above or below budget, then the aggregate of the financial awards paid to participants at that unit will equal their target awards plus or minus a percentage of the amount by which actual SVA exceeds or falls below budgeted SVA. The "standard" percentages of SVA above and below budget that will be shared with participants are about 15% for participants whose award is tied to the performance of their individual newspapers, and 5% for corporate participants whose award is based on the performance of the Company on a consolidated basis. In 1998, the Plan was revised to put greater focus on strategic management and SVA.

     Plan participants may elect to defer any portion of their bonus to a later year.

Bonuses for Executive Officers

     The Committee awarded bonus compensation for 1998 to each executive (other than Mr. Ridder) based on the Company's SVA as compared to budget and upon an assessment of the Company's performance against the nonfinancial goals on a consolidated basis. The bonus for each of the named executive officers is set forth in the Summary Compensation Table that follows this Report.

Bonus for the Chief Executive Officer

     In 1998, we awarded Mr. Ridder a bonus of $415,242. Although Mr. Ridder is not a participant in the Company's Annual Incentive Compensation Plan, we have for a number of years, including 1998, considered in part the criteria that would have been applicable to him had he been a Plan participant. Beginning in 1996, based on advice by SCA Consulting, we set Mr. Ridder's bonus target at 70% of salary to provide a more competitive award. The maximum bonus Mr. Ridder could have received under the Plan in light of the level of Company performance in 1998 would have been $415,242.

WHAT IS OUR POSITION ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION?

     Provisions of the Federal tax law deny a company a tax deduction to the extent an executive's total compensation (excluding certain categories of compensation) exceeds $1,000,000 in any year. It is the Company's policy that executives should defer payment of that portion of cash compensation which might exceed the $1,000,000 limit, to the extent such amounts can be estimated before the beginning of the year, when such deferral elections are required to be made. As a result, payment of a significant portion of Mr. Ridder's 1998 bonus award will be deferred.

WHAT WERE THE LONG-TERM INCENTIVE AWARDS IN 1998?

In General

     Long-term incentives consist of stock options and Long-Term Incentive Plan awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

1998 Stock Option Grants

     After reviewing the Company's financial performance and competitive analysis by SCA Consulting, in 1998 we provided long-term incentive awards for executives by granting stock options under the Company's Employee Stock Option Plan. We believe the number of the stock options awarded to each of the senior executives (including Mr. Ridder) was at the median of recent awards given by companies within the Comparison Group. The Employee Stock Option Plan is described under Item 3 of this Proxy Statement. The number of stock options awarded to each of the named executive officers is set forth in the Stock Option Grants table that follows this Report.

Long-Term Incentive Plan

     At the 1997 Annual Meeting, shareholders approved a Long-Term Incentive Plan, the goal of which is to consistently deliver a total shareholder return at least in the top half of the companies in the Comparison Group. Under the Plan, an executive's right to receive a stock award is contingent on and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period ending December 31, 1999, compared to the return received by holders of stock in the other companies that comprise the S&P Publishing/Newspapers Index. Had the performance period ended on December 31, 1998, no shares would have vested. A description of the Long-Term Incentive Plan follows this Report. All of the named executive officers (except Mr. Woodworth who resigned as an employee) participate in the Plan.

WHAT ARE THE COMPANY'S STOCK OWNERSHIP GUIDELINES?

     To support the Company's desire to increase management stock ownership, the Company has established stock ownership guidelines for all of the Company's executive officers and certain other key employees. The guidelines set what we believe is an appropriate level of ownership of Knight Ridder common stock as a multiple of the executive's annual base salary (based on the market value of the stock). The multiple ranges from a high of four times base salary (in the case of Mr. Ridder) to a low of one times base salary (in the case of corporate vice presidents and publishers of the Company's largest newspapers).

     The Compensation Committee believes these guidelines have the positive effect of further aligning the interests of the executives and key employees with all shareholders.

                                          THE COMPENSATION COMMITTEE

                                          John L. Weinberg, Chairman
                                          James I. Cash, Jr.
                                          Barbara Barnes Hauptfuhrer
                                          Thomas L. Phillips
                                          Randall L. Tobias

     This table shows the compensation during the past three years of the chief executive officer and each of the other five most highly compensated senior executive officers in 1998:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                               ANNUAL COMPENSATION      COMPENSATION
                                             ------------------------   -------------
                                                                            STOCK           ALL
                                                                           OPTION          OTHER
                                                    SALARY     BONUS       AWARDS       COMPENSATION
        NAME AND PRINCIPAL POSITION          YEAR   ($)(1)    ($)(2)    (# OF SHARES)      ($)(3)
        ---------------------------          ----   -------   -------   -------------   ------------
P. Anthony Ridder..........................  1998   810,000   415,242      80,000         614,448
  Chairman and CEO                           1997   775,000   760,000      80,000          14,762
                                             1996   708,333   695,000      70,000          13,612
Ross Jones.................................  1998   491,250   179,883      45,000         610,145
  Senior Vice President/Finance              1997   448,750   318,613      45,000          10,326
    & CFO                                    1996   412,583   250,696      34,000           7,777
Frank McComas..............................  1998   492,083   180,188      45,000         607,927
  Senior Vice President/                     1997   441,667   297,545      45,000           8,315
    Operations                               1996   332,917   188,510      33,000           7,096
Robert Woodworth...........................  1998   447,500         0           0           9,679
  Vice President                             1997   254,278   450,000      80,000           4,068
Mary Jean Connors..........................  1998   416,250   152,420      45,000         605,962
  Senior Vice President/                     1997   362,500   256,423      45,000           6,490
    Human Resources                          1996   306,250   181,530      33,000           5,335
Steve Rossi................................  1998   268,750   189,801      70,000         580,192
  Senior Vice President/Operations

-------------------------
(1) Mr. Rossi became a Senior Vice President of the Company on December 1, 1998 at an annual salary of $450,000. He was previously Executive Vice President and General Manager of Philadelphia Newspapers, Inc., a subsidiary of the Company.

(2) Mr. Woodworth became Vice President of the Company on June 1, 1997 and resigned on December 15, 1998. The $450,000 bonus shown for Mr. Woodworth in 1997 includes $200,000 paid to Mr. Woodworth when he joined the Company.

(3) In connection with the relocation of the Company's headquarters in 1998, each employee (including the executives named above, except Mr. Woodworth) received a one-time payment equal to one year's salary, subject to a minimum payment of $70,000 and a maximum payment of $300,000, plus tax reimbursement. Included in the 1998 amounts are one-time relocation payments of $574,163 each to Messrs. Ridder, Jones, McComas and Rossi and Ms. Connors, of which $300,000 was a relocation bonus and $274,163 was a related tax reimbursement. Also included in the 1998 amounts are incidental relocation expense allowances of $25,000 each to Messrs. Ridder, Jones and McComas and Ms. Connors. Included for each year are Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of Company-provided insurance on the life of the executive named. The Company's 401(k) contributions in 1998 were: Mr. Ridder, $4,800; Mr. Jones, $4,800; Mr. McComas, $4,800; Mr. Woodworth, $4,800; Ms. Connors, $4,800; and Mr. Rossi, $4,800. The life insurance amounts in 1998 were: Mr. Ridder, $10,485; Mr. Jones, $6,182; Mr. McComas, $3,964; Mr. Woodworth, $4,879; Ms. Connors, $1,999; and Mr. Rossi, $1,229.

LONG-TERM INCENTIVE PROGRAMS

     The Company's long-term incentive programs consist of the Employee Stock Option Plan and the Long-Term Incentive Plan.

     Employee Stock Option Plan. Under the terms of the Plan, the Compensation Committee may grant executive officers and other key employees options to purchase shares of the Company's common stock at the fair market value (i.e., market price) at the option grant date. The options granted in 1998 vest in three equal installments over a three-year period from the date of grant and expire in 10 years.

     The Plan is designed to permit those executives who contribute to the performance of the Company and the market price of its common stock to benefit along with shareholders in increases in the value of the Company's common stock.

     This table shows information on stock options granted in 1998 to each of the executive officers named in the Summary Compensation Table:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO    EXERCISE                   GRANT DATE
                                        OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION    PRESENT VALUE
                 NAME                   GRANTED     FISCAL YEAR    ($/SHARE)      DATE            ($)
                 ----                  ----------   ------------   ---------   -----------   -------------
P. Anthony Ridder.....................    80,000         5.3        49.625     12-Dec-2008      926,400
Ross Jones............................    45,000        2.98        49.625     12-Dec-2008      521,000
Frank McComas.........................    45,000        2.98        49.625     12-Dec-2008      521,000
Robert Woodworth......................         0           0            --              --           --
Mary Jean Connors.....................    45,000        2.98        49.625     12-Dec-2008      521,000
Steve Rossi...........................    70,000(1)     4.72        49.625     12-Dec-2008      810,600

-------------------------
(1) Options to purchase 25,000 shares of the Company's common stock were granted to Mr. Rossi in connection with his becoming a Senior Vice President of the Company in December 1998.

     The "grant date present value" shown is a hypothetical value based upon application of the Black-Scholes model. This model often is used to estimate the market value of transferable options by calculating the probability -- based on the volatility of the stock subject to the option -- that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were: expected volatility of .171; risk-free rate of return of 4.7%; dividend yield of 1.61%; and vest over a three-year period from the date of grant.

     The stock options are not transferable. The Black-Scholes estimate notwithstanding, an option granted under the Employee Stock Option Plan will have value only if and to the extent the optionee exercises the option at a time when the market price of the Company's common stock rises above the market price on the date the option was granted.

     This table shows information on stock options exercised in 1998 by the executive officers named in the Summary Compensation Table, as well as the number of unexercised options held by them at the end of the year:

              AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING                VALUE OF
                                                                      UNEXERCISED            UNEXERCISED IN-
                                                                   OPTIONS AT FISCAL        THE-MONEY OPTIONS
                                         SHARES                        YEAR-END            AT FISCAL YEAR-END
                                       ACQUIRED ON     VALUE              (#)                    ($)(1)
                                        EXERCISE     REALIZED        EXERCISABLE/             EXERCISABLE/
                NAME                       (#)          ($)          UNEXERCISABLE            UNEXERCISABLE
                ----                   -----------   ---------   ---------------------   -----------------------
P. Anthony Ridder....................    62,000      2,133,586   349,334    /  156,666   6,816,041    /  363,330
Ross Jones...........................    68,000      1,984,487    71,667    /   86,333     887,546    /  183,767
Frank McComas........................         0              0    53,999    /   86,000     613,286    /  179,938
Robert Woodworth.....................         0              0    11,667    /        0       9,479    /        0
Mary Jean Connors....................         0              0   132,200    /   86,000   2,452,411    /  179,938
Steve Rossi..........................    12,334        249,392    10,333    /   81,333      93,642    /  121,455

-------------------------
(1) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

     Long-Term Incentive Plan. The Plan, which covers the three-year period from January 1, 1997 to December 31, 1999, is intended to motivate and reward executives for achieving total shareholder return ("TSR") equal to or greater than the other companies in the S&P Newspaper Index. At the start of the performance period, we granted each participant restricted shares of the Company's common stock with a value (based on the average closing price in December 1996) equal to 75% of the participant's salary as of January 1, 1997 multiplied by the number of years (three) in the performance period. Later-added participants receive pro-rated grants based on the amount of time remaining in the performance period.

     None of the shares will vest unless the Company's TSR is positive and at least equal to the median TSR of the other companies in the S&P Newspaper Index during the performance period. The percentage of shares vesting ranges from 15% if the Company's TSR is equal to the peer group median to 100% if the Company's TSR is 5% or more above the peer group median.

     When the shares vest, the Company will pay participants (in either cash or additional shares) the amount they would have received if dividends had been paid to them on their vested shares between the date of grant and December 31, 1999 and the dividends reinvested in the Company's common stock.

     This table shows information on the restricted stock awards granted to the executives named in the Summary Compensation Table:

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                       ESTIMATED FUTURE PAYMENTS
                               -------------------------------------------------------------------------
                                 MINIMUM # OF                                NUMBER OF
                                   UNVESTED           PARTICIPATION       SHARES PAYABLE       MAXIMUM
             NAME              SHARES GRANTED(1)         PERIOD          UNDER THE PLAN(2)   # SHARES(3)
             ----              -----------------   -------------------   -----------------   -----------
P. Anthony Ridder.............      0                       0                0                   0
Ross Jones....................      0                       0                0                   0
Frank McComas.................      0                       0                0                   0
Robert Woodworth..............      0                       0                0                   0
Mary Jean Connors.............      0                       0                0                   0
Steve Rossi...................    6,985            12/1/98 - 12/31/99        0                 7,094

-------------------------
(1) The number of shares granted to Mr. Rossi is based on the average closing price of the stock on the New York Stock Exchange during December 1998, which was $52.425.

(2) Under the terms of the Plan, no vesting occurs if the Company's total shareholder return is negative or is below the peer median of the other companies in the S&P Publishing/Newspapers Index. Had the performance period ended on December 31, 1998, no shares would have vested.

(3) All of the shares will vest only if the Company's total shareholder return is positive and 5% or more above the median of the other companies in the S&P Publishing/Newspapers Index.

OTHER BENEFITS

     This table shows the annual benefits payable as a straight-life annuity under the Company's pension plan to an officer retiring in 1998 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any reduction for Social Security or other benefits.

                                                         YEARS OF CREDITED SERVICE
                                       --------------------------------------------------------------
           REMUNERATION                  15         20         25         30         35         40
           ------------                -------    -------    -------    -------    -------    -------
$ 125,000..........................     35,432     40,992     46,553     52,113     55,238     58,363
  200,000..........................     57,932     67,242     76,553     85,863     90,863     95,863
  300,000..........................     87,932    102,242    116,553    130,863    138,363    145,863
  400,000..........................    117,932    137,242    156,553    175,863    185,863    195,863
  500,000..........................    147,932    172,242    196,553    220,863    233,363    245,863
  600,000..........................    177,932    207,242    236,553    265,863    280,863    295,863
  700,000..........................    207,932    242,242    276,553    310,863    328,363    345,863
  900,000..........................    267,932    312,242    356,553    400,863    423,363    445,863
 1,000,000.........................    297,932    347,242    396,553    445,863    470,863    495,863
 1,300,000.........................    387,932    452,242    516,553    580,863    613,363    645,863
 1,600,000.........................    477,932    557,242    636,553    715,863    755,863    795,863
 1,900,000.........................    567,932    662,242    756,553    850,863    898,363    945,863

     The salary and bonus of the senior executive officers of the Company are shown in the Summary Compensation Table. As of the end of 1998, Mr. Ridder had 37 years of service with the Company; Mr. Jones, 6; Mr. McComas, 29; Ms. Connors, 19; and Mr. Rossi, 11.

     No officer of the Company has an employment agreement. The Company has agreements with its executive officers, including those named in the Summary Compensation Table, that entitle each executive to receive a lump sum cash severance payment equal to three times the executive's annual salary and bonus if, after a change in control of the Company (as defined in the agreements), the Company terminates the executive's employment or the executive resigns because of a reduction in position, salary or benefits.

                   PERFORMANCE OF KNIGHT RIDDER COMMON STOCK

     The following graph compares the cumulative total return on the Company's common stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/ Newspapers Index.

     The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

     The graph reflects the investment of $100 on December 31, 1993 in the Company's Common Stock, the S&P 500 Stock Index and the S&P
Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's Common Stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              KNIGHT RIDDER, INC., S&P PUBLISHING/NEWSPAPERS INDEX
                               AND S&P 500 INDEX
                     DECEMBER 31, 1993 -- DECEMBER 31, 1998

                                    1993              1994              1995              1996              1997
                                   ------            ------            ------            ------            ------
Knight-Ridder, Inc.                100.00             86.91            110.33            137.27            190.10
S & P 500                          100.00            101.37            139.51            172.00            229.60
S & P Publishing/Newspapers        100.00             92.70            116.71            144.67            227.24

                                    1998
                                   ------
Knight-Ridder, Inc.                189.66
S & P 500                          295.72
S & P Publishing/Newspapers        250.45

                              KNIGHT-RIDDER, INC.


                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints P. Anthony Ridder, Ross Jones and Karen Stevenson, or any one of them, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at the Fairmont Hotel, 170 South Market Street, San Jose, California at 9:30 a.m. on May 12, 1999 and any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR ITEMS 2, 3 AND 4, AND AGAINST ITEM 5 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, FOR ITEMS 2, 3 AND 4 AND AGAINST ITEM 5.


                    (THIS PROXY IS CONTINUED ON REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                                 Please mark
                                                                                                                your vote as [X]
                                                                                                                indicated in
                                                                                                                 the example


1. Election of directors for a term ending in 2002:   Nominees: 01 James I. Cash,                     2. Ratify the appointment
                                                                02 P. Anthony Ridder                   of Ernst & Young LLP
  FOR all nominees            WITHHOLD                          and 03 Randall L. Tobias
listed to the right          AUTHORITY                To withhold authority to vote for any
 (except as marked      to vote for all nominees      individual nominee, write the name of
  to the contrary)        listed to the right         that nominee in the space below.
                                                                                                        FOR   AGAINST   ABSTAIN
     [  ]                      [  ]                   ---------------------------------------           [  ]    [  ]      [  ]

3. Amendment of the Employee Stock Option Plan to     4. Amendment of the Employee Stock Purchase     5. Shareholder proposal
increase the number of shares of common stock         Plan to increase the number of shares of        concerning executive
available for grant                                   common stock available for purchase             compensation policy

     FOR      AGAINST     ABSTAIN                        FOR      AGAINST     ABSTAIN                 FOR      AGAINST     ABSTAIN

    [  ]       [  ]        [  ]                          [  ]       [  ]       [  ]                   [  ]       [  ]        [  ]


                                                                                                I will attend the annual meeting in
                                                                                                San Jose, California

                                                                                                           YES          NO

                                                                                                           [  ]        [  ]


Signature ___________________________________________ Signature ___________________________________________ Date ___________________

NOTE: Please sign exactly as your name or names appear(s) hereon. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s)
      under signature(s).

------------------------------------------------------------------------------------------------------------------------------------
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                              QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Knight Ridder encourages you to take advantage of the new and convenient way to vote you shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or internet, read the accompanying proxy statement and then follow these easy steps:

1. To vote by telephone call toll free on a touch tone telephone 1-800-840-1208 - anytime.
   Enter the 11 digit control number located in the lower right hand corner.

OPTION #1: To vote as the Board of Directors recommends on ALL Items: Press 1.

                                        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: If you choose to vote on each item separately, press 0. You will hear three instructions.

      Item 1:     To vote FOR ALL nominees, press 1: to WITHHOLD FOR ALL nominees, press 9.

                  To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

      Item 2:     To vote FOR, press 1: AGAINST, press 9; ABSTAIN, press 0.

The instructions are the same for the Items 3, 4 and 5.

                                        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

                                                           OR

2. TO VOTE BY INTERNET: FOLLOW THE INSTRUCTIONS AT OUR INTERNET ADDRESS: http://www.eproxy.com/KRI

                                                           OR

3. TO VOTE BY PROXY: MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


                          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE OR INTERNET.


                                    CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE

                                               1-800-840-1208 - ANYTIME

                                       There is NO CHARGE to you for this call.

              PROXY SERVICES CORPORATION/AUTOMATED VOICE LINK INC. UNIVERSAL SCRIPT FOR REGISTERED SHAREOWNER TELEPHONE
                                     VOTING

--------------------------------------------------------------------------------
               Shareowner Hears This Script
--------------------------------------------------------------------------------

Speech 1*      Welcome. Please enter the control number located in the lower right hand corner of the form.
--------------------------------------------------------------------------------

Speech 2       To vote as the name of the company Board recommends Press 1 now.
--------------------------------------------------------------------------------

Speech 2A      You voted as the Board recommended. If correct, press 1. If incorrect, Press 0.
--------------------------------------------------------------------------------

Speech 3       To vote on each proposal separately, press 0 now.
--------------------------------------------------------------------------------

Speech 4       Proposal 1:
                    To vote FOR all nominees, Press 1
                    To WITHHOLD for all nominees, Press 9
                    To WITHHOLD for an individual nominee, press 0
--------------------------------------------------------------------------------

Speech 5       Enter the two digit number that appears next to the nominee you
               DO NOT wish to vote for.
--------------------------------------------------------------------------------

Speech 5A      Press 1 to withhold for another nominee or Press 0 if you have completed voting for Directors.
--------------------------------------------------------------------------------

Speech 6       Proposal 2:
                    To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
--------------------------------------------------------------------------------

Speech 7       Proposal 3:
                    To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
--------------------------------------------------------------------------------

Speech 7A      You voted as follows:
                    Proposal 1: For ALL or WITHHOLD All OR For ALL Except . . .
                    Proposal 2: For, Against, Abstain
                    and so on, if this is correct, Press 1, now; if incorrect,
                    Press 0
--------------------------------------------------------------------------------

Closing A      Thank you for voting
--------------------------------------------------------------------------------

Closing B**    Your vote has been canceled. Please try again, or mark, sign and return your proxy.
--------------------------------------------------------------------------------

Speech 8***    If you do NOT wish to receive an Annual Report for this current account, Press 1 now.
--------------------------------------------------------------------------------

Speech 9***    If you plan to attend the Annual Meeting, Press 1 -- if not,
               Press 0
--------------------------------------------------------------------------------

  * Name: Speech 1 wording for location of control number can be changed. ** Closing B -- If shareholder indicates their vote was incorrect.
*** Optional to save future production and postage costs, or to obtain attendance information.